UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 23, 2025

LIBERTY LATIN AMERICA LTD.
(Exact Name of Registrant as Specified in Charter)

Bermuda	001-38335	98-1386359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)
Clarendon House,
2 Church Street,
Hamilton HM 11, Bermuda
(Address of Principal Executive Office)
(303) 925-6000
(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols	Name of Each Exchange on Which Registered
Class A Common Shares, par value $0.01 per share	LILA	The NASDAQ Stock Market LLC
Class C Common Shares, par value $0.01 per share	LILAK	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01    Regulation FD Disclosure

On September 23, 2025, Emerald Wave 3 LLC, Emerald Mobile Network 2 LLC and Emerald Network 3 LLC (collectively, the “Borrowers”), each an indirect, wholly owned subsidiary of the Registrant, entered into a Credit Agreement among the Borrowers, the guarantors party thereto (the “Guarantors”), Diameter Finance Administration LLC, as administrative agent and collateral agent, and the lenders party thereto (the “Credit Agreement”). The obligations under the Credit Agreement are secured by substantially all of the assets of the Borrowers and the Guarantors, consisting of, among other things, spectrum and fixed network assets.

The Credit Agreement provides for, among other things, (i) initial term loan commitments in an aggregate principal amount of $200.0 million, (ii) delayed draw term loan commitments in an aggregate principal amount of $50.0 million and (iii) uncommitted pari passu incremental term loans of up to $350.0 million. The loans made pursuant to the initial term loan commitments (the “Initial Term Loans”) and the delayed draw term loan commitments (the “Delayed Draw Term Loans” and, together with the Initial Term Loans, the “Term Loans”) will mature on September 23, 2030 and accrue interest at a fixed rate per annum equal to 9.75%.

The Term Loans may be repaid at the option of the Borrowers at any time, in whole or in part, subject to payment of the following prepayment fees: (i) on or prior to the six month anniversary of the closing date under the Credit Agreement, 0.00%; (ii) after the six month anniversary of the closing date and on or prior to the first anniversary of the closing date, 3.00%; (iii) after the first anniversary of the closing date and on or prior to the second anniversary of the closing date, 1.00%; and (iv) thereafter, 0.00%.

The proceeds of the Term Loans are expected to be used by the Borrowers (i) to pay fees and expenses in connection with the transactions and (ii) to fund one or more senior secured loans to Liberty Mobile Puerto Rico Inc. (“Liberty Mobile PR”), an indirect, wholly owned subsidiary of the Registrant, pursuant to a Senior Secured Intercompany Loan Agreement dated as of September 23, 2025 between Liberty Mobile PR, as initial borrower, the guarantors party thereto (the “Intercompany Loan Guarantors”) and the Borrowers, in their capacity as initial lenders thereunder. The Credit Agreement provides that proceeds of future indebtedness and net cashflows from operations may be loaned or distributed, subject to certain conditions, to Liberty Mobile PR and the Intercompany Loan Guarantors. The Credit Agreement also provides for the incurrence of future indebtedness by the Borrowers, which may be secured on a pari passu basis with the Initial Term Loans (up to $350.0 million) or on a second-lien or unsecured basis.

On September 25, 2025, Liberty Latin America Ltd. (the “Company”) issued a press release to announce the foregoing financing, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The Company is furnishing as Exhibit 99.2 certain disclosure information, which was provided to the creditors (the “Ad Hoc Group”) described in Exhibit 99.2, and a summary of the material terms of Liberty Communications of Puerto Rico LLC and LLA Holdco LLC’s last proposal, dated September 18, 2025, and the Ad Hoc Group’s last proposal, dated September 18, 2025, pursuant to certain cleansing obligations with those creditors.

The information set forth under this Item 7.01, including the press release and disclosure information attached as Exhibits 99.1 and 99.2, respectively, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section.

Item 9.01    Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No.	Exhibit Name

99.1	Press Release dated September 25, 2025
99.2	Disclosure Information
101.SCH	XBRL Inline Taxonomy Extension Schema Document.
101.DEF	XBRL Inline Taxonomy Extension Definition Linkbase.
101.LAB	XBRL Inline Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Inline Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File.* (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY LATIN AMERICA LTD.

By:	/s/ JOHN M. WINTER
John M. Winter
Senior Vice President, Chief Legal Officer & Secretary

Date: September 25, 2025